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                                                                    Exhibit 99.1


                                                            David T. Giddings
                                                            Chairman/CEO
                                                            Larry Betterley, CFO
                                                            651-639-8035
                                                                     or
                                                            Craig Shinbaum
                                                            Stern & Co.
                                                            (212) 888-0044

For Immediate Release:
----------------------

         Diametrics Medical Announces Preliminary First Quarter Results

                Conference Call To Be Broadcast Over the Internet


ST. PAUL, Minn., April 20, 2001 - Diametrics Medical, Inc. (Nasdaq: DMED) today announced it expects revenue for the first quarter ended March 31 to be approximately $5.7 million compared to $5.6 million in the same period a year ago. The company expects its net loss for the quarter to be approximately $1.2 million, or $0.04 per share.

"Sales of our intermittent testing products were at record levels this quarter, growing more than 45% from last year's first quarter," said David T. Giddings, Diametrics' Chairman, CEO and President. "Sales of our continuous monitoring products were down, however, as a result of slow economic conditions and other events. The market for continuous monitoring products is less developed than that for intermittent testing products, making the product line more sensitive to external influences and economic conditions."

Diametrics' continuous monitoring products consist of the Trendcare(R) Continuous Blood Gas Monitoring System, including Paratrend(R) sensors for use with adult and pediatric patients and Neotrend(TM) sensors for neonatal patients, and the Neurotrend(TM) Cerebral Tissue Monitoring System. The intermittent testing product line consists of the IRMA(R)SL Blood Analysis System utilizing disposable electrochemical cartridges and accessories, and IDMS(R) data management software.

"Diametrics is pleased with its progress in business and product development and remains confident in the long term outlook for the company. However, we are currently operating in an environment of uncertainties and changes that are impacting our near term financial results. These uncertainties include the impact of new product introductions on sales of existing hardware product lines, reduced capital spending in the healthcare sector, the general economic slowdown, and the transition of the distribution channel as a result of the pending sale of Agilent's healthcare business to Royale Philips Electronics," said Giddings. "These uncertainties are temporary and we believe they will be resolved over the next few quarters."
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Diametrics plans to issue first quarter results for fiscal year 2001 before the open of market trading on Wednesday, April 25, 2001. The company will broadcast live via the Internet its first quarter conference call the same day at 10:00 a.m. Eastern Time at http://www.vcall.com. The company plans to discuss details of its first quarter results and outlook at that time. To listen to the live call, please go to vcall.com approximately thirty minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. A replay of the call will be available for 90 days.

Agilent Technologies, Inc. is the exclusive global distributor of Diametrics Medical's leading critical care products, the IRMA SL Blood Analysis System, and the Trendcare Continuous Blood Gas Monitoring System, including Paratrend and Neotrend. CODMAN, a Johnson & Johnson company, is the exclusive worldwide distributor of Diametrics' Neurotrend Cerebral Tissue Monitoring System. Neurotrend, continuously monitors oxygen, carbon dioxide, acidity and temperature in brain tissue or fluids, providing critical information to guide clinicians and surgeons in treating patients with severe head trauma or those requiring surgical intervention in the brain.

Diametrics Medical, Inc. is a leader in critical care technology. The company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide immediate, accurate and cost-effective time critical blood and tissue diagnostics. Additional information is available at the company's Web site, http//www.diametrics.com.

Statements regarding the company's expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company's filings with the Securities and Exchange Commission.